Exhibit 99.1

FREE TRANSLATION

National Judicial Branch

FEDERAL COURT ON ADMINISTRATIVE LITIGATION MATTERS 1

89537/2018

BURGUEÑO, DANIEL V. NATIONAL EXECUTIVE - ARGENTINE SECURITIES COMMISSION ON (AUTONOMOUS) INJUNCTION

Buenos Aires,    May 2019.-

AND HAVING REVIEWED [THE FILE]; WHEREAS:

I.- On pp. 2/14 rev. Mr. Daniel Burgueño appears by his own right and in his capacity as shareholder of Cablevisión Holding S.A., and requests the issuance of an injunction based on articles 195, 232 of the CPCCN [National Code of Civil and Commercial Procedure] against the Argentine Securities Commission, for the purpose of making [such entity] abstain from issuing a pronouncement and resolving about the authorization of the Tender Offer to Acquire Class B Shares of Telecom Argentina formulated by Cablevisión Holding S.A, until the abovementioned agency issues the regulations set forth in article 77 of the Capital Markets Law (No. 26,831) and the procedure set forth in the law regarding objections to the price of the Tender Offer by the Argentine Securities Commission is completed.

[Mr. Burgueño] holds that on January 1, 2018 Cablevisión Holding became the controlling shareholder of Telecom Argentina S.A., and that, as a result of such change of control, the controlling company had the statutory obligation to promote and formulate a Tender Offer within 180 calendar days of the occurrence of the change, with respect to the Class B Share.

Before the expiration of the term of the abovementioned Tender Offer (06/30/2018), law 27,440 (B.O. 05/11/2018) was published, amending the regime set forth under law 26,831 for Tender Offers, especially with respect to the determination of the price of the shares.

II.- On pp. 83/101 rev., claimant again appears and adjusts the requested injunction.

Consequently, he asks that the Argentine Securities Commission be ordered to abstain from moving forward, continuing or resolving the proceedings relating to the authorization of the Tender Offer to Acquire Class B Shares of Telecom Argentina formulated by Cablevisión Holding S.A. on 06/21/2018 until a decision is rendered hereunder.

[Claimant] holds that with the issuance of Resolution No. 779/2018, which regulates Law No. 26,831, [the Argentine Securities Commission] eliminated the obligation to launch a Tender Offer in the event of a change of control, which situation also applies to Cablevisión Holding S.A.

[Claimant] manifests that after acquiring to corporate control of Telecom, Cablevisión Holding interpreted that pursuant to the capital markets law then in force, [Cablevisión Holding] was under the obligation to promote a Tender Offer, which it did, but that after the amendment mentioned above through Resolution 779 of the Argentine Securities Commission, the Tender Offer procedure became moot giver the repeal of the obligation to launch [such Tender Offer].

For this reason, [claimant] holds that if the Tender Offer proceeding continues, the new regulations would be breached, which is arbitrary and contrary to law.

III.- [Recitals III — VI (first paragraph) intentionally omitted]

VI. […]

This is so given that, pursuant to Resolution 779/18, issued by the Argentine Securities Commission, [that agency] provided that: “The obligation to make a public tender offer shall not apply when: […] k) in the case of a merger, the shareholders of the affected companies or entities shall be exempt from making a public tender offer when, as a result of the merger, they reach, in the company that was admitted to the public offering regime of its shares, directly or indirectly, the control participation provided under article 87 of Law No. 26,831, as amended, provided that [such shareholders] did not vote in favor of the merger at the corresponding Ordinary Shareholders’ Meeting of the affected company.”

[Paragraphs 3, 4 and 5 of Recital VI intentionally omitted]

[Recitals VII — IX intentionally omitted]

Therefore, I RESOLVE: To grant, in the terms mentioned [above], the requested injunction and, in consequence, to order the suspension of the proceedings relating to the Tender Offer to Acquire Class B Shares of Telecom Argentina that had been initiated before the Argentine Securities Commission until such time as the defendant, as the case may be, shall resolve to apply its new regulations or until the expiration of the maximum term provided under Article 5º of Law No. 26,854.

This decision is ordered against a real guarantee as provided under Recital IX.

Let [the decision] be registered and notified to the claimant, today (pursuant to art. 36 of the Rules for the National Justice) and after compliance with the guarantee, let the defendant be notified hereof.

Signature Date: May 9th, 2019

Signed by: ENRIQUE LAVIE PICO, ACTING JUDGE